Press Release                                    FOR IMMEDIATE RELEASE
                                            Contact:  John G. Robinson
                                             Telephone: (724) 684-6800


                         FEDFIRST FINANCIAL CORPORATION
                      ANNOUNCES FOURTH QUARTER 2006 RESULTS


      MONESSEN, PA--January 31, 2007- FedFirst Financial Corporation (NASDAQ
Capital: FFCO; the "Company"), the parent company of First Federal Savings Bank, today announced a net loss of $34,000 for the quarter ended December 31, 2006 compared to a net loss of $505,000 for the quarter ended December 31, 2005. Net income for the year ended December 31, 2006 was $409,000 compared to a net loss of $102,000 for the year ended December 31, 2005. Basic and diluted earnings per share were $(0.01) and $(0.08) for the quarters ended December 31, 2006 and 2005, respectively. Basic and diluted earnings per share for the year ended December 31, 2006 was $0.06. Earnings per share data for the year ended December 31, 2005 is not presented since the Company was wholly owned by FedFirst Financial MHC prior to the completion of its initial public offering on April 6, 2005.

FOURTH QUARTER EARNINGS
-----------------------

      Net interest income remained comparable at $1.6 million for the quarters ended December 31, 2006 and 2005. Net interest rate spread and net interest margin continued to compress and were 1.76% and 2.31%, respectively, for the quarter ended December 31, 2006 compared to 2.02% and 2.47%, respectively, for the quarter ended December 31, 2005. Interest income increased $324,000 or 9.6% to $3.7 million compared to $3.4 million for the same quarter last year due to an increase in loans and yields on securities. Interest expense increased $377,000 to $2.2 million due to an increase in the cost of funds to attract and retain deposits and the replacement of maturing lower cost FHLB advances.

      Noninterest income decreased $12,000 to $470,000 for the quarter ended December 31, 2006 compared to the same period in 2005. The decrease was primarily attributable to a decrease in fee and service charge income, which includes prepayment penalties on mortgage loans, as well as a decrease in income from bank owned life insurance, which was partially offset by an increase in insurance commission income.

      Noninterest expense decreased $605,000 to $2.0 million for the quarter ended December 31, 2006 compared to $2.6 million for the same period in 2005. Noninterest expense for the prior period included approximately $687,000 of compensation and benefits expense related to the termination of employment of the former Chief Financial Officer.

YEAR TO DATE EARNINGS
---------------------


      Net interest income totaled $6.2 million for the year ended December 31, 2006 compared to $6.4 million for the same period last year. Net interest spread and net interest margin were 1.88% and 2.39%, respectively, for the year ended December 31, 2006 compared to 2.03% and 2.41%, respectively, for the year ended December 31, 2005.

      Noninterest income totaled $2.2 million at December 31, 2006 which is comparable to the same period last year. Although comparable, the composition from the prior year changed with an increase of $66,000 in insurance commissions and gains of $33,000 and $29,000 related to the sale of real estate owned and the sale of a majority of the student loan portfolio, respectively. These increases were partially offset by a decrease in fees and service charges primarily related to prepayment penalties received on mortgage loans.

      Noninterest expense decreased to $7.6 million for the year ended December 31, 2006 compared to $8.5 million for the same period in 2005. As noted above in the quarterly results, the prior period results includes compensation and benefits expense related to the termination of employment of the former Chief Financial Officer and approximately $450,000 of expenses related to the Retirement Agreement entered into with the former President and CEO which occurred in the third quarter of 2005.

FINANCIAL CONDITION
-------------------

      Total assets were $283.5 million at December 31, 2006 compared to $276.2 million at December 31, 2005. The increase in total assets was primarily the result of an increase of $5.1 million in securities and an increase of $3.6 million in loans. We also experienced deposit growth of $18.6 million from year end which was primarily in short term certificates. The growth in deposits has allowed us to decrease our FHLB advances by $13.1 million. Mr. John G. Robinson, President and Chief Executive Officer of the Company, stated, "Our balance sheet is beginning to positively reshape as our transition to a proactive sales culture takes effect. We look forward to continued growth in 2007, which will include significant investments in our infrastructure allowing us to better serve our customers."

      FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating eight full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.


                                  * * * * *
      Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's annual report on Form 10-KSB as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

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                         FEDFIRST FINANCIAL CORPORATION
                         SELECTED FINANCIAL INFORMATION

(In thousands, except share and per share and per share data)

                                           DECEMBER 31,      DECEMBER 31,
                                               2006              2005
                                           ------------      ------------
SELECTED FINANCIAL CONDITION DATA:
----------------------------------
Total assets                               $  283,484        $  276,176
Cash and cash equivalents                       4,432             6,332
Securities available-for-sale                  83,045            77,947
Loans receivable, net                         174,718           171,162
Deposits                                      143,495           124,897
Federal Home Loan Bank advances                89,323           102,404
Equity                                     $   46,411        $   45,400


                                                             THREE MONTHS ENDED                        YEAR ENDED
                                                                DECEMBER 31,                           DECEMBER 31,
                                                         2006                  2005               2006              2005
                                                     ----------             ----------         ----------         ----------
SELECTED OPERATIONS DATA:
-------------------------
Total interest income                                $    3,709             $    3,385         $  13,869          $  13,431
Total interest expense                                    2,152                  1,775             7,663              7,047
                                                     ----------             ----------         ----------         ----------
Net interest income                                       1,557                  1,610             6,206              6,384
Provision for loan losses                            $       15             $       35         $      84          $      85
                                                     ----------             ----------         ----------         ----------
Net interest income after provision for
   loan losses                                            1,542                  1,575              6,122              6,299
Noninterest income                                          470                    482              2,240              2,214
Noninterest expense                                       2,003                  2,608              7,630              8,489
Minority interest in net income (loss)
   of consolidated subsidiary                        $        4             $       (7)        $       51         $       38
                                                     ----------             ----------         ----------         ----------
Income (loss) before income tax expense (benefit)             5                   (544)               681                (14)
Income tax expense (benefit)                         $       39             $      (39)        $      272         $       88
                                                     ----------             ----------         ----------         ----------
Net (loss) income                                    $      (34)            $     (505)        $      409         $     (102)
                                                     ==========             ==========         ==========         ==========
Earnings per share - basic and diluted                    (0.01)                 (0.08)              0.06                N/A
Weighted average shares outstanding - basic           6,385,692              6,367,691          6,379,211                N/A
Weighted average shares outstanding - diluted         6,389,704              6,367,691          6,429,565                N/A



                                                             Three Months Ended                        Year Ended
                                                                December 31,                           December 31,
                                                         2006                  2005               2006              2005
                                                     ----------             ----------         ----------         ----------
SELECTED FINANCIAL RATIOS(1):
-----------------------------
Return on average assets                               (0.05)%                 (0.73)%            0.15 %             (0.04)%
Return on average equity                               (0.30)                  (4.33)             0.89               (0.26)
Average interest-earning assets to average
  interest-bearing liabilities                        117.36                  116.38            117.39              114.12
Average equity to to average assets                    16.20                   16.91             16.75               14.10
Interest rate spread                                    1.76                    2.02              1.88                2.03
Net interest margin                                     2.31 %                  2.47 %            2.39 %              2.41 %


                                                              YEAR ENDED
                                                     DECEMBER 31,      DECEMBER 31,
                                                         2006              2005
                                                     ------------      ------------
Allowance for loan losses to total loans                  0.49 %           0.46 %
Allowance for loan losses to nonperforming loans        112.86           295.20
Nonperforming loans to total loans                        0.43 %           0.16 %




(1) Three months ended ratios are calculated on an annualized basis.

NOTE:
Certain items previously reported may have been reclassified to conform with the current reporting period's format.